Exhibit 1.3

COCA-COLA FEMSA, S.A. DE C.V.
BY-LAWS

CHAPTER I
NAME, PURPOSE, DURATION, LEGAL RESIDENCE AND NATIONALITY OF THE COMPANY

ARTICLE 1: The Company is called “COCA-COLA FEMSA” followed by the words “SOCIEDAD ANONIMA DE CAPITAL VARIABLE” (Variable Stock Corporation), or by the abbreviation “S.A. DE C.V.”

ARTICLE 2: The purposes of the Company shall be:

(a) To establish, promote and organize commercial or civil companies of any type, as well as to acquire and possess shares or participations in them;

(b) To acquire, possess and sell bonds, shares, participations and securities of any type, participate in the borrowing and lending of securities, enter into partnerships, companies and joint ventures and, in general, to carry out all types of active and passive transactions involving said securities;

(c) To provide or receive advisory, consulting or other types of services in industrial, commercial, financial, legal and tax matters and in any other area related to the promotion, administration and management of companies;

(d) To acquire, build, manufacture, import, export, dispose of and, in general, conduct business with all types of machinery, equipment, raw materials and any other items necessary to the companies in which it has an interest or with which it has commercial relations;

(e) To request, obtain, register, buy, lease, sell or in any other way dispose of and acquire trademarks, commercial names, copyrights, patents, inventions, franchises, distributions, concessions and processes;

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(f) To acquire, build, lease and, under any other title possess and operate, the real and personal property required by or necessary for its purpose, as well as to install or, under any other title operate, plants, workshops, warehouses, stores, storage facilities or depositories; to subscribe or buy and sell stocks, bonds and securities as well as to undertake any other transactions which may be necessary or conducive to the main business purpose; and

(g) To draw, accept, make, endorse or guarantee (“avalar”) negotiable instruments, issue bonds secured with real property or unsecured, and to make the company jointly and severally liable, as well as to grant security of any type with regard to the obligations entered into by the Company or by third parties, and in general, to perform such acts, enter into such contracts and carry out such other transactions as may be necessary or conducive to the business purpose of the Company.

ARTICLE 3: The Company shall have a term of 99 (ninety-nine) years, beginning as of the date the Company of its incorporation.

ARTICLE 4: The legal domicile of the Company is Mexico, D.F., and the Company may establish agencies, offices or branches in other places in the Mexican Republic or abroad.

ARTICLE 5: Any foreigner who, at the time of incorporation or at any subsequent time, acquires a corporate interest or participation in the Company, will be considered by that fact alone as Mexican with respect to such interest or participation, and it is understood that he agrees not to invoke the protection of his government, under the penalty, in case of failure to comply with this agreement, of forfeiting said interest or participation to the benefit of the Mexican Nation.

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CHAPTER II
CAPITAL STOCK AND SHARES

ARTICLE 6: (a) The Company is a variable capital stock corporation. The minimum fixed Capital Stock not subject to withdrawal is equal to $820,502,794 (eight hundred and twenty million five hundred and two thousand pesos seven hundred ninety four pesos, national currency), which is fully paid and subscribed. The variable Capital Stock shall not exceed ten times the amount of the minimum fixed Capital Stock.

(b) At least 75% of the Capital Stock will be represented by ordinary shares, (without expression of par value) These shares will be divided into three Series: Series “A” ordinary shares with restricted transferability, Series “D” ordinary shares with restricted transferability, and Series “B” ordinary shares of free transferability. The Capital Stock will also be represented by not more than 25% of Series “L” shares with limited voting rights, free transferability (without expression of par value).

(c) The Series “A” shares shall represent at all times no less than 51% of the Capital Stock represented by ordinary shares, and shall be subscribed to and held only by Mexican investors. The Series “D” shares shall constitute at all times no less than 25% of the Capital Stock represented by ordinary shares and shall be freely subscribable. The Series “B” shares shall be freely subscribable and shall, together with the Series “D” shares, not exceed 49% of the Capital Stock represented by ordinary shares. The Series “L” shares shall, at all times subsequent to the authorization of the National Securities Commission and the Foreign Investment Commission of Mexico, not be counted for purposes of determining the amount and percentage of foreign participation in the Capital Stock of the Company.

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If Series “A” shares are subscribes or acquired by any other shareholders holding shares of any other Series, and such shareholders has a nationality other than Mexican, such Series “A” shares shall be automatically converted in shares of the same series of stock that such shareholder own, and such conversion shall be considered perfected at the same time of said subscription or acquisition. Provided that the percentages of capital stock described in this paragraph c) are complied, the Series “A” shareholder and/or the Series “D” shareholders shall be entitled at any time to assign, in part or as a whole, their right to subscribe shares (i) in favor of a Subscription Subsidiary (as defined in Article 15 (g) below) and/or in favor of any other shareholder of the other series of shares; and (ii) in favor of any of their affiliates, with the written consent of all Series “A” and Series “D” shareholders.

For purposes of the foregoing, it shall be stated the waiver of the respective pre-emptive rights, as well as the assignment of such rights, and as the case may be, the consent of the Series “A” and Series “D” shareholders in the minutes of the shareholders meeting approving the capital stock increase or by means of written instruments delivered to the Secretary of the Company before the expiration of the term to exercise such pre-emptive rights. The shares that, in exercise of a right assigned, are subscribed by shareholders holding other shares of stock, or by affiliates of such shareholders, shall be automatically converted into shares of the same series of stock that the shareholder that assigned such rights holds.

(d) The Series “A” and the Series “D” shares shall be shares with restricted transferability, and as such, shall be subject to the restrictions set forth in Article 15 hereto and verification by the Company’s Transfer Agent referred to in Article 17 hereof for their transfer to be effective.

(e) Within their respective Series, the shares give their holders the same rights and subject their holders to the same obligations.

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(f) The certificates representing the shares shall bear the manual signature of one Series “A” and one Series “D” Director.

(g) The Series “L” shares shall only have voting rights as to those limited matters described in these By-Laws and specified in the corresponding share certificates. Such limited matters are as follows: changes in the legal form of the Company, other than changes from Sociedad Anonima de Capital Variable to Sociedad Anonima and vice versa; merger with another corporation, in the capacity of merged corporation, or merger with another corporation in the capacity of merging corporation, when the principal corporate purposes of the merged corporation are not related to or connected with those of the Company or its subsidiaries; and the cancellation of the registration of the shares issued by the Company with the special section or securities section of the National Registry of Securities and Brokers or with other foreign stock exchanges in which the shares may be listed.

(h) It is understood and agreed by the holders of Series “L” shares that under no circumstances will such holders have the right to determine the management of the Company, its investments, increases or reductions of Capital Stock, the issuance or amortization of the shares representing the Capital Stock, changes in these By-Laws or the dissolution or liquidation of the Company, or have any rights other than those expressly granted pursuant to paragraph (g) of this Article 6; provided, however, that the holders of Series “L” shares shall, have the right to designate up to 3 Proprietary Directors and their respective Alternate Directors, as set forth in Article 25 section (a) of these by-laws.

ARTICLE 7: The Company shall be able to issue limited voting shares, described herein as Series “L” shares, which, with the prior authorization of the National Banking and Securities Commission and the Foreign Investment Commission of Mexico, will be considered issued under the applicable provisions of the Stock Exchange Law and the corresponding authorizations issued by the

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National Banking and Securities Commission. Article 198 of the General Law of Commercial Companies shall not apply to such shares, and such shares shall be subject to other limitations on corporate rights as specified herein.

ARTICLE 8: Any increase or reduction of the fixed portion of the Capital Stock, any changes to the authorized Capital Stock and any consequent amendment of clause three of the escritura constitutiva and Article 6 of these By-Laws shall be accomplished pursuant to a resolution adopted at an Extraordinary Shareholders’ Meeting in accordance with the terms of Article 23 hereof.

ARTICLE 9: Any increase or reduction of the variable portion of the Capital Stock, within the maximum amount authorized, shall (except when the shareholders exercise their right of redemption pursuant to Article 11 hereof) be accomplished pursuant to a resolution adopted at an Ordinary Shareholders’ Meeting in accordance with the terms of Article 23 hereof.

ARTICLE 10: The variable portion of the Capital Stock may be increased, as and when approved at an Ordinary Shareholders’ Meeting, through the issuance of new shares or the offering of treasury shares (shares that are authorized, issued and unsubscribed shall be referred to herein as “Treasury Shares”) held for this purpose, provided that the shareholders shall have preemptive rights to subscribe such shares. The exercise of this right shall be carried out pursuant to the terms of Article 132 of the General Law of Commercial Companies.

ARTICLE 11: (a) Subject to the provisions of this Article 11 and the General Law of Commercial Companies, the variable portion of the Capital Stock may be reduced, among other means, through the partial or full redemption of shares by the Company at the request of any shareholder, provided that prior notice of such intention to have their shares redeemed is given to the Company, which notice, (i) if received before the last quarter of the fiscal year, shall become effective as of the

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end of the fiscal year in question, or (ii) if received during the last quarter of the fiscal year, shall become effective as of the end of the following fiscal year. Notwithstanding the foregoing, the shareholders may not exercise their right of redemption if such redemption affects the fixed portion of the Capital Stock not subject to redemption or the percentages established in Article 6 of these By-Laws.

(b) Should the Company receive redemption requests that would cause a reduction below the minimum of the Capital Stock of the Company or of the percentages established in Article 6 hereof, the Company shall only redeem such shares which would not cause a reduction in the Capital Stock below the minimum required or affect the percentages established in Article 6 hereof; such redemption shall be made with respect to each requesting shareholder in the order in which such request was received.

(c) Should the Company receive simultaneous redemption requests that would cause a reduction below the minimum of the Capital Stock of the Company or of the percentages established in Article 6 hereof, the Company shall only redeem such shares which would not cause a reduction in the Capital Stock below the minimum required or affect the percentages established in Article 6 hereof; such redemption shall be made with respect to each requesting shareholder on a pro-rata basis as to the number of shares for which redemption was simultaneously requested.

(d) The procedure for the exercise of the right of redemption by shareholders of the variable portion of the Capital Stock shall, in addition to complying with the provisions of Articles 220 and 221 of the General Law of Commercial Companies, conform to the requirement that such redemption shall be at the lower of the following amounts: 95% (ninety-five percent) of the quoted stock market price on the Mexican Stock Exchange (“Bolsa de Valores”), calculated based on the average of the closing prices for the thirty trading days prior to the

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date such redemption is effected, or the full book value of the shares in accordance with the year-end financial statements for the fiscal year in which the redemption is effected, as previously approved at the Ordinary shareholders’ Meeting.

(e) The redemption amount shall be due and payable as of the day following the Ordinary shareholders’ Meeting at which the Company’s audited financial statements for the fiscal year at the end of which the redemption is effected are approved.

ARTICLE 12: The Company, under the terms of the Stock Exchange Law and the general regulations issued by the National Banking and Securities Commission, shall be able to temporarily acquire shares representing its Capital Stock.

Pursuant to the regulations of the National Banking and Securities Commission, the companies of which this company is a majority shareholder or a majority participant shall not directly or indirectly acquire shares representative of the capital stock of this company, except for acquisitions of shares by majority owned subsidiaries of this company, or by any trust created therefore, to implement options or sales plans granted or designed for the benefit of directors, employees or officers of such companies or of this company.

ARTICLE 13: All increases or reductions of the Capital Stock shall be recorded by the Company in a Registry Book kept for such purpose.

ARTICLE 14: The Company may redeem part of its shares by using distributable profits according to the following rules:

(a) The redemption must be resolved by an Extraordinary Shareholders Meeting.

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(b) Only fully paid shares may be redeemed.

(c) The shares to be redeemed shall be acquired pursuant to the rules set forth in Article 136 of the General Law of Commercial Companies.

(d) The certificates representing redeemed shares shall be cancelled.

ARTICLE 15: (a) No sale, transfer, assignment, pledge or other disposition (any of the foregoing being hereinafter referred to as a “Transfer”) of Series “A” shares or Series “D” shares will be valid if it is not carried out in accordance with the following procedures, unless all the holders of the Series “A” and “D” shares give their prior written approval.

(b) Any shareholder that wishes to sell Series “A” or “D” shares (the “Selling Shareholder”) shall communicate such intention in writing to the Series “A” shareholders (if the shares to be sold are Series “D” shares) or the Series “D” shareholders (if the shares to be sold are Series “A”, shares) (the shareholders required to receive such notice being hereafter referred to as “Offeree Shareholders”) and to the Chairman of the Board of Directors, the designated representative of the Series D Directors and the Transfer Agent 90 days prior to such proposed sale, which writing shall communicate the intention to sell such shares, the number of shares intended to be sold, the name of the proposed purchaser, the proposed price, which must be payable entirely in cash (the “First Refusal Price”), as well as any other terms in connection with the proposed sale.

(c) During said period of 90 days, the Offeree Shareholders, each of whom shall be bound by the decision of Offeree Shareholders holding a majority of the Series “A” or Series “D” shares, as the case may be, will have an option to purchase all (but not less than all) of the shares offered at the First Refusal Price, to be paid in cash and on the same terms offered to the proposed purchaser, provided that, in the event such option is exercised, any Offeree Shareholder so

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required to purchase shares may designate any other person or persons on its behalf to acquire such shares and provided that the Offeree Shareholders give prior written notice of the exercise of such option to the Chairman of the Board of Directors, the designated representative of the Directors appointed by the Series “D” shareholders and the Transfer Agent. In the event such option is exercised, (i) if the shares to be acquired pursuant to such option are series “A” shares, each Offeree Shareholder shall be required to acquire such shares in the proportion its series “D” shares bear to all issued, subscribed and paid Series “D” shares, (ii) if the shares to be acquired pursuant to such option are series “D” shares, each Offeree Shareholder shall be required to acquire such shares in the proportion its Series “A” shares bear to all issued, subscribed and paid series “A” shares and (iii) the Selling Shareholder and each of the Offeree Shareholders (or any designee of such Offeree Shareholder) shall consummate the transactions implied by the exercise of such option within 10 business days after the date on which such option is exercised.

(d) In case the Offeree Shareholders do not exercise the aforementioned purchase option, the Selling Shareholder will have 90 days beginning on the earlier of (i) the date on which the 90day period referred to in the immediately preceding paragraph ends and (ii) the date on which the Selling Shareholder receives written notice from the Offeree Shareholders of their desire not to exercise their option, to consummate the proposed sale, in its entirety, at price not less than the First Refusal Price and on terms no less favorable to the Selling Shareholder than those offered to the Offeree Shareholders.

(e) At any time when any shares of the Company’s Capital Stock are listed for public trading on the Mexican Stock Exchange (“Bolsa de Valores”), any holder shall be entitled to sell Series “A” or Series “D” shares through a public offering on such Exchange, provided that it complies with the terms of paragraphs (b) through (e) of this Article 15, except that the Selling Shareholder need not provide the Offeree Shareholders with the names of the proposed purchasers.

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(f) Should any Series “A” or “D” shareholder propose to pledge its shares to a financial or credit institution (the “Pledgee”), such shareholder (the “Pledgor”) shall deliver to the Chairman of the Board of Directors, the designated representative of the Series D Directors and the Transfer Agent, prior to the execution of such pledge, a written agreement in which the Pledgee agrees (i) to notify the Chairman of the Board of Directors of the Company and the designated representative of the Series D Directors of any default under the pledge, (ii) to comply with all the procedures set forth in paragraphs (b) through (d) and any other applicable provisions of this Article 15prior to any foreclosure of the pledged shares and (iii) to irrevocably waive any right of self adjudicating the shares, even with the written consent of the shareholder that granted the pledge, until it has fully complied with such restrictions and procedures, and (iv) that the Pledgor shall be entitled to vote the pledged shares so long as it is the registered holder thereof. In the event of such a foreclosure, the First Refusal Price shall be determined by an auction or, if such auction is not required by law and the transfer is to be carried out in a different manner, such First Refusal Price will be equivalent to the “Fair Market Value” of such shares, as determined pursuant to paragraph (1) of this Article 15.

(g) Notwithstanding the foregoing, (i) any shareholder (a “Subscription Shareholder”) that acquires Series “A” or Series “D” shares by subscription (or that acquired Series “A” or Series “D” shares in connection with a recapitalization in exchange for shares of the Company it acquired by subscription) may Transfer any such shares to a which it owns, directly or indirectly, more than 50% of the outstanding shares of the capital stock with voting power (with respect to such Subscription Shareholder, a “Subscription Subsidiary”), and (ii) any Subscription Subsidiary may Transfer any such shares to such Subscription Shareholder or any other Subscription Subsidiary of such Subscription Shareholder, provided that in each case the Transferor shall gives prior written notice to the Chairman of the

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Board, the designated representative of the Directors appointed by the Series “D” shareholders and the Transfer Agent.

(h) Any shareholder that wishes to Transfer Series “A” or “D” shares in any manner whatsoever except as permitted by paragraphs (b) through (g) hereof (the “FMV Shares”) shall communicate such intention in writing to the Series “A” shareholders (if the FMV Shares are Series “D” shares) or the Series “D” shareholders (if the FMV Shares are Series “A” shares) (the shareholders required to receive such notice being hereafter referred to as the “FMV Offeree Shareholders”) and to the Chairman of the Board of Directors, the designated representative of the Series D Directors and the Transfer Agent, which writing shall communicate the intention to Transfer the FMV Shares, the number of FMV Shares, the name of the proposed transferee and a detailed description of the proposed Transfer and the terms thereof, including any, compensation to be paid.

(i) For a period of 90 days following delivery of such notice, FMV Offeree Shareholders holding a majority of the Series “A” or Series “D” shares, as the case may be, shall be entitled to demand a determination of Fair Market Value of the FMV Shares by delivering a notice in writing to the proposed transferor and to the Chairman of the Board of Directors, the designated representative of the Series D Directors and the Transfer Agent. If such a demand is so delivered, the FMV Offeree Shareholders, each of whom shall be bound by the decision of FMV Offeree Shareholders holding a majority of the Series “A” or Series “D” shares, as the case may be, and the proposed transferor shall proceed as rapidly as practicable to determine the Fair Market Value of the FMV Shares.

(j) The FMV Offeree Shareholders, each of whom shall be bound by the decision of FMV Offeree Shareholders holding a majority of the Series “A” or series “D” shares, as the case may be, shall have an option to purchase all (but not less than all) of the FMV shares at a price equal to their Fair Market Value within 90 days following the determination thereof, provided that, in the event such option is

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exercised, any FMV Offeree Shareholder so required to purchase shares may designate any other person or persons on its behalf to acquire such FMV Shares. In the event such option is exercised, (i) if the FMV Shares are Series “A” shares, each FMV Offeree Shareholder shall be required to acquire such FMV Shares in the proportion its Series “D” shares bear to all issued, subscribed and paid Series “D” shares, (ii) if the FMV Shares are Series “D” shares, each Offeree Shareholder shall be required to acquire such FMV shares in the proportion its Series “A” shares bear to all issued, subscribed and paid Series “A” shares and (iii) the proposed transferor and each of the FMV Offeree Shareholders (or any designee of such FMV Offeree shareholder) shall consummate the transactions implied by the exercise of such option within 10 business days after the date on which such option is exercised.

(k) In case the FMV Offeree Shareholders do not exercise the aforementioned purchase option, the proposed transferor will have 90 days beginning on the earlier of (i) the date on which the 90 day option period referred to in the immediately preceding paragraph ends and (ii) the date on which the proposed transferor receives written notice from the FMV Offeree Shareholders of their desire not to exercise their option, to consummate the proposed Transfer, in its entirety, on the terms specified in the notice referred to in paragraph (h) of this Article 15.

(l) As used in this Article 15, the “Fair Market Value” of the Company’s shares shall mean an amount equal to the “Company Value”, as defined below, multiplied by a fraction, the numerator of which is the number of the Company’s shares that are being valued, and the denominator of which is the total number of issued, subscribed and paid shares as of the valuation date. As used in this Article 15, the term “Company Value” shall mean the amount in New Pesos that, as of the date of such valuation, would be received for all issued, subscribed and paid shares of the Company’s Capital Stock in an arm’s-length transaction between a willing buyer and seller, determined as follows:

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1. The two parties determining Fair Market Value will each make an independent determination of the Company Value (each an “Original Valuation Determination”) and will submit it to the Chairman of the Board of Directors, the designated representative of the Series D Directors and the Transfer Agent. If the two valuations differ by an amount which is less than 10% of the smaller valuation, the Company Value will be the average of such Original Valuation Determinations.

2. If the difference between the two valuations is an amount which is greater than 10% of the smaller valuation, the parties will each select a financial institution from a list of internationally recognized institutions approved by a majority of the Series A Directors and a majority of the Series D Directors. These two institutions will make their respective determinations of the Company Value (the “Second Valuations”) and submit them to the Chairman of the Board of Directors, the designated representative of the Series D Directors and the Transfer Agent. If the Second Valuations differ by an amount which is less than 10% of the smaller valuation, the Company Value will be the average of such Second Valuations.

3. If the Second Valuations differ by an amount which is greater than 10% of the smaller valuation, the two aforementioned institutions will select a third institution from the same list from which they were chosen, which institution shall then make its own determination of the Company Value (the “Third Valuation”) .The two Second Valuations and the Third Valuation will be averaged together, and the Original Valuation Determination that is nearest to this average will be deemed to be the Company Value.

ARTICLE 16: The Company may be reorganized into one of several corporations pursuant to a resolution adopted at an Extraordinary Shareholders’ Meeting.

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ARTICLE 17: The Company will have a shares registry and will consider as shareholders only those persons who appear registered in such registry. Upon the appointment of the Trustee Division of Banca Serfin, S.A. (or any other trust institution that the Board of Directors may select) as transfer agent of the Company (the “Transfer Agent”), the Company will register its shares of capital Stock of any Series with the Transfer Agent; with respect to such shares, the Company will consider as owner only those shareholders who appear in the registry of such trust institution and, before making changes in such registry with respect to Series “A” or “D” shares, such trust institution must verify full compliance with the provisions set forth in Article 15 hereof.

ARTICLE 18: (a) The Company’s controlling shareholders are required, in the event of cancellation of the registration of any shares of the Company in the Securities Section of the National Register of Securities, either at the request of the Company or by a resolution of the National Banking and Securities Commission of Mexico in accordance with law, to make a public offer to acquire said shares prior to such cancellation at the highest price resulting from the average of the closing prices of such shares over the thirty day period immediately preceding the offering date, or at the book value of the shares according to the most recent quarterly report presented to the Commission and the Mexican Stock Exchange prior to the offering.

(b) Such shareholders shall not be obliged to carry out the aforementioned public acquisition offer in the event that all of the shareholders approve the cancellation of the registration.

CHAPTER III
SHAREHOLDERS’ MEETINGS

ARTICLE 19: (a) The General Meeting of Shareholders is the supreme authority of the Company, all other corporate authority being subordinate thereto.

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(b) The Shareholders’ Meetings shall be either General (Ordinary or Extraordinary) or Special and will be held at the domicile of the Company. Extraordinary Meetings will be those which are held to deal with any of the matters stipulated under Article 182 of the General Commercial Companies Law, as well as for the cancellation of the registration of shares issued or to be issued by the Company, which have been filed with the securities or special sections of the National Register of Securities and Financial Instruments, or with foreign stock exchanges in which such shares may have been listed. All other General Meetings will be Ordinary Meetings. Special Meetings will be those which are held to deal with matters put to the vote of a particular Series of shares. Each meeting shall deal only with the matters included in the Agenda.

ARTICLE 20: (a) An Ordinary Meeting shall be held at least once a year in the Company’s offices on the date set by the Board of Directors, which date shall be within four months following the close of the corresponding fiscal year.

(b) Extraordinary and Special Shareholders’ Meetings shall be called by the Board of Directors. Any such meetings will be called upon shareholder request pursuant to the terms set forth in Articles 184 and 185 of the General Commercial Companies Law and other applicable provisions of the Stock Exchange Law.

ARTICLE 21: (a) The call for the Ordinary, Extraordinary and Special Shareholders’ Meetings, in first or further call, shall be published in the Official Newspaper in the domicile of the Company or in at least one of the newspapers of major circulation in the domicile of the Company, at least 15 days prior to the date determined for the meeting to take place.

(b) Calls for a General Shareholders’ Meeting shall comply with the requirements set forth in Articles 186 and 187 of the General Law of Commercial Companies.

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ARTICLE 22: To attend the meetings, holders of Series “A” and “D” shares must deposit their shares with the Transfer Agent and obtain written proof of ownership of such shares from the Transfer Agent in order to obtain from the Company’s Corporate Secretary a certificate authorizing such shareholders’ participation in the meetings, which certificate must be received at least 48 hours before the day and hour indicated for the meeting; holders of Series “B” and “L” shares must deposit their shares with the corporate Secretary and obtain a certificate from the Company’s Corporate Secretary authorizing such shareholders’ participation in the meetings, at least 48 hours before the day and hour indicated for the meeting or, in the case of Series “B” or “L” shares deposited in an institution for the custody of securities, said institution shall inform the Company’s Corporate Secretary, on a timely basis, of the number of shares that each of its depositors maintains therein, and shall indicate if the deposit has been made on the depositor’s or on a third party’s behalf; this proof shall be accompanied by a listing of names prepared by depositors and previously delivered to the Company’s Corporate Secretary, within the aforementioned time, in order to obtain a certificate valid for entry. The shareholders are entitled to be represented at the meetings by proxies, through a simple power of attorney letter, or by a power of attorney issued in the formats that satisfy the conditions set forth in the Stock Exchange Law, which must be received by the Company’s Corporate Secretary within the aforementioned time.

ARTICLE 23: (a) The Ordinary and Extraordinary Shareholders’ Meetings, called to deal with matters in which the holders of Series “L” shares do not have voting rights, shall be considered legally convened through first or further call, provided that shareholders representing at least 76% of the issued, subscribed and paid ordinary Capital Stock are present, and their resolutions shall be valid when adopted by the holders of at least a majority of the issued, subscribed and paid shares of ordinary Capital Stock voting (and not abstaining) at such meeting.

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(b) Except as otherwise provided in paragraph (d) of this Article 23, Extraordinary Shareholders’ Meetings which are held through first or further call, to deal with matters in which the holders of Series “L” shares have voting rights, shall be considered legally convened, provided that shareholders representing at least 82% of the issued, subscribed and paid shares of Capital Stock are present, and their resolutions shall be valid when adopted by holders of at least a majority of the issued, subscribed and paid shares of Capital Stock voting (and not abstaining) at such meeting.

(c) Special Shareholders’ Meetings of any Series of shares, which are held through first or further call, shall be considered legally convened when holders of at least a majority of the issued, subscribed and paid shares of such Series are present, and their resolutions shall be valid when adopted by at least a majority of the issued, subscribed and paid shares of such Series.

(d) The approval of the modification of any of the provisions of, Article 18 hereof requires a minimum quorum of holders of 95% of all the issued, subscribed and paid shares of Capital Stock, the vote of holders of at least 95% of all the issued, subscribed and paid shares of Capital Stock voting (and not abstaining) in connection therewith and the previous approval of the National Securities Commission.

(e) Any Ordinary, Special and Extraordinary Shareholders’ Meetings shall be deemed lawfully called if all issued, subscribed and paid shares are represented therein, even if no notice was published, and their Resolutions will be deemed valid if, at the time of voting, all shares continue to be represented.

(f) During an Ordinary Shareholders’ Meeting where the Company’s Financial Statements for the prior fiscal year are discussed shall also be discussed: (i) the report of the Auditing Committee referred to in Article 14 Bis 3, section IV, paragraph c) of the Stock Exchange Law, and (ii) the report referred to by Article

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172 of the General Law of Commercial Companies, corresponding to the Company’s prior fiscal year, along with those Reports that correspond to other companies of which the Company owns 50% or more of the capital stock, and the investment value of such company is equal or greater than 20% (twenty percent) of the Company’s net worth, in accordance to the last financial statements of the Company.

ARTICLE 24: The Chairman of the Board of Directors, or whoever may substitute for him in his functions, shall preside over the corresponding Shareholders’ Meeting; in his absence, the meeting shall be presided over by any shareholder designated by those shareholders attending the meeting. The Secretary shall be the Board’s Secretary or, in his absence, any person designated by those shareholders attending the meeting. The Chairman shall name two of the shareholders present as vote-counters (“escrutadores”). Voting shall be by show of hands (“economicas”) unless at least three of the shareholders attending the meeting request that it be made by roll call (“nominales”). Furthermore, at the request of shareholders holding 10% (ten percent) of the shares represented at a Meeting, the vote for any matter with respect to which they do not consider themselves sufficiently informed may be postponed by them for up to three days without the need for a new call. This right may only be exercised once for a particular matter.

CHAPTER IV
ADMINISTRATION AND VIGILANCE

ARTICLE 25: (a) The management and administration of Company matters shall be entrusted to a Board of Directors, which shall be comprised of not more than 18 Proprietary Directors and their respective Alternate Directors. The number of Proprietary and Alternate Directors will be increased if the minority shareholders exercise their right to designate a Director in accordance with Article 26 hereof.

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Nominations of Directors for each Series of shares will take place in a Ordinary Shareholders’ Meeting, convened in accordance with Article 23 hereof. The Series “A” shareholders shall, by a majority vote, appoint 11 Proprietary Directors and their respective Alternate Directors; the Series “D” shareholders shall, by a majority vote, appoint 4 Proprietary Directors and their respective Alternate Directors; the Series “L” shareholders shall, by a majority vote, appoint up to 3 Proprietary Directors and their respective Alternate Directors; and the Series “B” Shareholders may appoint Directors to the extent provided in Article 26 hereof.

(b) The Directors shall be elected for one year and shall continue in the exercise of their functions even if the term for which they have been designated has concluded until such time as those persons appointed to replace them have taken office. The Ordinary Meeting of Shareholders at which the Directors of the Company are designated shall determine the compensation that the Directors will receive for their service during the period so designated.

ARTICLE 26: Any shareholder or group of shareholders holding duly paid Series “B” shares or any other duly paid limited voting shares of Capital Stock of the Company, which did not vote in favor of the Directors appointed by the holders of a majority of the shares of the respective Series pursuant to Article 25(a) hereof, without affecting the number of Directors appointed pursuant to such Article, shall have the right to designate 1 Proprietary Director and its respective Alternate Director for each 10% of all issued, subscribed and paid shares of Capital Stock outstanding of the Company, pursuant to the Securities Market Law.

ARTICLE 27: The Chairman of the Board of Directors, at least 25% of the members of the Board or any of the Examiners of the Company shall be entitled to call a Board of Directors Meeting. The calls for Board of Directors meetings shall be signed by the Chairman or, in his absence, by the Vice-Chairman or by the

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Secretary, and shall be sent by fax or personal delivery, or by any other means permitted by law, at least 15 days before the date of the meeting. Any three Directors may request a meeting of the Board of Directors of the Company, in which case the Chairman, Vice-Chairman or Secretary shall duly issue a call for such meeting to be held within 30 days after receipt of such request, and shall include in the agenda therefor any matter requested by such Directors.

The examiners shall be called to all Board of Directors Meetings, as well as to the meetings of the committees in which the Board of Directors had delegated any authority.

ARTICLE 28: (a) The Board of Directors shall meet at least once every 3 (three) months. Annually, at the first session after the meeting that designated them, the Board of Directors shall name, from the Directors designated by the Series “A” shareholders, and a Vice-Chairman. The Chairman, who shall act as chairman of the Board of Directors meetings and the Shareholders’ Meetings, shall, during his absences, have his position temporarily filled by the Vice-Chairman, and during the Vice-Chairman’s absence, by the other series A Directors in the order in which they have been designated.

(b) The Secretary and an Alternate Secretary of the Company, neither of whom need be a Director, shall be designated by majority of the issued, subscribed and paid capital Stock represented by Series “A” shares. Minutes shall be taken at all meetings and must be approved in writing by at least a majority of the Directors designated by the Series “A” shareholders and by at least two Directors designated by the Series “D” shareholders who attended the respective session, and be signed by the Chairman and Secretary.

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ARTICLE 29: (a) The Board of Directors shall be considered legitimately functioning with respect to any action only if the majority of its members are present at the time such action is taken, and (except during the pendency of a Simple Majority Period under Article 31 hereof, which exception shall apply only with respect to the Simple Majority Matters as defined therein), as part of such majority, at least two Directors designated by the Series “D” shareholders are also present at the time such action is taken.

(b) The Board of Directors may, without convening, adopt resolutions by a unanimous vote of its members, provided that such resolutions are confirmed in a writing signed by all members and recorded in the minute books of the Company.

(c) Resolutions of the Board of Directors shall be valid only if they have been approved by a majority of Directors voting (and not abstaining) at a meeting, which majority must (except (i) during the pendency of a Simple Majority Period under Article 31 hereof, which exception shall apply only with respect to the Simple Majority Matters, or (ii) in the event that all Series D Directors present thereat abstain) include at least two Series D Directors.

(d) Notwithstanding the foregoing, the designation of the Chief Executive Officer and the Chief Financial and Administrative Officer shall be made, from a list proposed by the Series A Directors, by the majority vote of the Directors present, which majority must include the vote of at least two Series D Directors. The designation of the Chief Operating Officer, the Controller, the Systems Services Director and the Marketing Director shall be made from the list proposed by the Series D Directors, by the majority vote of the Directors present.

(e) The removal of the above referenced officers shall be resolved by a majority of the Directors of the Series that proposed them.

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ARTICLE 30: The Board of Directors shall have the following powers:

(a) To manage the Company’s business and property, with the broadest powers of administration, pursuant to Article 2554, second paragraph, of the civil Code of the Federal District.

(b) To exercise acts of ownership with regard to the Company’s personal and real property as well as its real and personal rights as set forth in the third paragraph of Article 2554 of the civil Code of the Federal District, and to grant guarantees of any type with regard to the obligations contracted or to the securities issued or accepted by third parties.

(c) To act as agent of the Company with the broadest powers (including those that under Mexican law require a special Clause) before all administrative or judicial authorities of any Municipality or state or the Federation, as well as before labor or any other authorities, or before arbitrators or referees; to take depositions and testify, including withdrawing from civil rights (“amparo”) proceedings, under the terms of the first paragraph of Article 2554 of the Civil Code of the Federal District; as well as to act as agent of the Company before all types of criminal, Federal and State authorities; to file and withdraw criminal complaints; to cause the Company to assist Mexico’s Attorney General in those proceedings and to grant pardons.

(d) To draw, make, endorse and guarantee (“avalar”) negotiable instruments on behalf of the Company, to issue securities secured with real property or unsecured, to cause the Company to be jointly and severally liable, to give guarantees (“avales”), bonds, or any other guarantee of payment with respect to any obligations contracted or securities issued or accepted by third parties, to

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donate or contribute the Company’s personal and real property to other companies, to subscribe shares of Capital Stock as well as acquire interests in other companies, and in general to conclude acts, enter into contracts and carry out other transactions which may be necessary, conducive, complementary or connected to the Company’s main business purpose.

(e) To appoint the Officers and Managers deemed necessary, and to appoint Committees deemed necessary, and to determine their authority.

(f) To approve the internal policies applicable to the Company.

(g) To grant and revoke powers of attorney as it deems necessary, with or without the power of delegation, within the authority granted to the Board of Directors by these By-Laws.

(h) To determine the manner in which the shares owned by the Company shall be voted at Ordinary and Extraordinary Shareholders’ Meetings of any majority controlled company.

(i) To implement the resolutions taken at General Shareholders’ Meetings and, in general, to carry out all the acts and transactions necessary or convenient for the business purposes of the Company, except for those acts expressly reserved by law or these By-Laws to the Shareholders’ Meetings.

(j) To approve the Five-Year Business Plan and the Annual Business Plan of the Company and its subsidiaries.

(k) To approve any significant deviations from such Five-Year Business Plan or Annual Business Plan of the Company and its subsidiaries.

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(l) To approve the introduction of any new line of business or the termination of any existing line of business.

The shareholders or the Board of Directors of the Company shall (by valid action at a General Shareholders’ Meeting or by action of the Board of Directors, in either case in accordance with these By-Laws) be entitled to reserve exclusively unto the Board of Directors, except for those determinations expressly reserved by law or these By-Laws to the Shareholders’ Meetings, all or any portion of its powers provided for herein or by applicable law, on such terms and subject to such conditions as the shareholders or the Board of Directors, acting as aforesaid, may specify from time to time.

(m) To approve the operations that are not in the ordinary course of business of the Company, that are being considered to enter into the Company and its shareholders, with persons that are part of the management of the Company or with persons that such individuals have patrimonial nexus, or otherwise have kinship (either by blood or by law) up to the second degree, the spouse or concubinary; the purchase or sale of 10% or more of the assets of the Company; the issuance of a warranty for an amount exceeding 30% of the assets, or any other transaction that is different from the listed above that represents more than 1% of the assets of the Company.

The authority referred to in section m shall not be subject of delegation. The members of the board of directors shall be responsible for the resolutions adopted further to provisions of section m, except for the provisions of article 159 of the General Corporations Law.

n) The board of directors shall require the prior authorization of the ordinary shareholders meeting in the following events:

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1. To acquire shares of a company in one or several simultaneous or successive transactions within a same fiscal year, if the total value of such shares is higher than 20% of the equity of this company, pursuant to the corresponding last audited financial statements of this company.

2. To sell shares of a company in one or several simultaneous or successive transactions, within a same fiscal year, if the total value of such shares is higher than 20% of the equity of this company, pursuant to the corresponding last audited financial statement of this company.

3. To exercise the right of withdrawal of any of the shares of a company where this company is a shareholder if such withdrawal represents, in one or several simultaneous or successive transactions in the same fiscal year, the reimbursement of shares whose value exceeds 20% of the capital of such companies or if by reason of such withdrawal the company loses the management control of such company.

The approval of the ordinary shareholders meeting shall not be required to purchase or sell shares of another company of which more than 50% of its ordinary capital stock is owned by the Company, or to sell or acquire shares of other companies owned by such companies. The authorization shall not be required for purchase or sale of shares of any other companies through the Mexican Stock Exchange.

ARTICLE 31: In the event that The Coca-Cola Company or any affiliate thereof takes any action under a bottler’s agreement (or any agreement supplemental or related thereto) executed with the Company or any of its subsidiaries that a majority of the Directors of the Company designated by the Series “A” shares reasonably and in good faith believe to be materially adverse to the business interests of the Company considered as a whole (a “Simple Majority Determination”), such majority may deliver written notice of such Simple Majority

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Determination (detailing the specific basis therefor) to The Cola-Cola Company or such affiliate and the designated representative of the Series D Directors. At any time during the 90-day period commencing on the 61st day following delivery of such notice, a majority of the Directors designated by the Series “A” shares may, if such action shall not have been cured to their reasonable satisfaction, deliver another written notice to the same persons declaring a “Simple Majority Period” to be in existence. During the pendency (and only during the pendency) of any such Simple Majority Period, only matters (as so limited, the “Simple Majority Matters”) described in paragraphs (j), (k) and (l) of Article 30 hereof, and matters described in paragraph (h) thereof only to the extent required to implement such matters described in such paragraphs (j), (k) and (l) at the level of any controlled company, shall be treated as matters to be approved by a simple majority vote of the entire Board of Directors of the Company, without requiring the presence or approval of any Director designated by the Series “D” shares. A majority of the Directors of the Company designated by the Series “A” shares may terminate a Simple Majority Period at any time by giving written notice thereof to The Coca-Cola Company or such affiliate and the designated representative of the Series D Directors. For a period of one year following any such termination, the Directors designated by the Series “A” shares will have no right to declare another Simple Majority Period to be in existence. No cure after the declaration of a Simple Majority Period of the action that gave rise thereto shall terminate such Simple Majority Period. No failure to declare a Simple Majority Period during such 90-day period shall prevent a majority of the Directors of the Company designated by the Series “A” shares from subsequently exercising the rights conferred by this section 31 by making another Simple Majority Determination with respect to such action.

ARTICLE 32: The holders of ordinary shares, voting at an Ordinary Shareholders’ Meeting as set forth in Article 23, may set up intermediate levels of administration which differ from the ones set forth in the Law of Commercial

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Companies. The creation, structure and operation of such intermediate levels of administration shall be subject to the general rules issued by the National Banking and Securities Commission.

ARTICLE 33: The surveillance of the Company shall be entrusted to two Proprietary Examiners and two Alternate Examiners. The Series “A” shareholders shall designate, by a majority vote, a Proprietary Examiner and his Alternate, and the Series “D” shareholders shall, by a majority vote, designate a Proprietary Examiner and his Alternate. The Examiners shall perform their duties for one year with the understanding that they will continue to carry out these duties until the successors appointed to replace them take possession of their charges.

CHAPTER V
FISCAL YEAR FINANCIAL STATEMENTS, AND DISTRIBUTION OF PROFIT AND LOSS

ARTICLE 34: The fiscal year of the Company shall be 12 (twelve) months, beginning on January 1 and ending on December 31 of the same year.

ARTICLE 35: Annual profits, after payment of Income Tax (“Impuesto Sobre la Renta”), workers’ profit sharing and any other items that must be deducted or separated in accordance with Mexican law, shall be applied as follows:

(a) A minimum of 5% shall be set aside to constitute the legal reserve fund until it reaches at least 20% (twenty percent) of the Company’s capital Stock;

(b) The remainder may be distributed as dividends among the shareholders proportionally to the number of shares held by them or, if resolved by the Shareholders’ Meeting, it shall be totally or partially allocated in provision funds,

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reinvestment reserve funds, special funds or any other funds the meeting may determine.

ARTICLE 36: The founders do not reserve any special participation in the Company’s profits.

ARTICLE 37: Losses, if any, shall be divided among shareholders pro rata according to the number of shares held but shall not exceed the shares’ face value.

CHAPTER VI:
DISSOLUTION AND LIQUIDATION

ARTICLE 38: The Company shall be dissolved in the cases referred to in points II, III, IV and V of Article 229 of the General Law of Commercial Companies or, if the Extraordinary Shareholders’ Meeting so determines, in accordance with the terms of Article 23 of these By-Laws.

ARTICLE 39: Once the Company is dissolved, the Extraordinary Shareholders’ Meeting, by a majority vote, shall designate a Liquidator, fixing a term for the carrying out of his duties and the compensation that shall be paid to him.

ARTICLE 40: The Liquidator shall carry out the liquidation of the Company pursuant to the resolutions of the Extraordinary Shareholders’ Meeting, and in the absence thereof, in accordance with the following:

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(a) The Liquidator shall conclude the Company’s business in the manner he deems most appropriate, collecting receivables, paying debts and selling the Company’s property required therefor.

(b) The Liquidator shall prepare the Liquidation Financial Statements and shall submit them for the approval of a duly called Extraordinary Shareholders’ Meeting.

(c) The Liquidator shall distribute among the shareholders the remaining assets as per the Financial Statements approved by the Extraordinary Shareholders’ Meeting, in accordance with law and these By-Laws and against the delivery and cancellation of the corresponding share certificates.

ARTICLE 41: During the liquidation period, the Extraordinary, Ordinary or Special Shareholders’ Meeting shall meet in accordance with the terms set forth in these By-Laws in the chapter relating to Shareholders’ Meetings, and the Liquidator shall perform the same functions the Board of Directors had during the normal course of the Company’s business.

ARTICLE 42: During liquidation and with respect to the Liquidator, the Examiner shall perform the same duties attributed to them in the normal course of business regarding supervision of the Board of Directors’ acts.

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